Exhibit 4.19

Ref. No.: 3770502009M100000600

Loan Contract

(Summary Translation)

Bank of Communication

Ref. No.: 3770502009M100000600

Loan Contract

Borrower:	Fuwei Films (Shandong) Co., Ltd.

Legal Representative:	Xiaoan He

Legal Address:	Hi-Tech Development Zone, Dong Ming Road, Weifang

Correspondence Address:	Same as above

Lender:	Weifang Branch, Bank of Communication

Responsible Person:	Lei Wang

Correspondence Address:	358 Dong Fang, Dong Street, Weifang

Both parties agree to the following terms:

1	Loan

1.1	Currency: Renminbi (RMB)

1.2	Amount: 70,000,000

1.3	The proceeds of the Loan under this Contract shall be used for industrial working capital.

1.4	Loan Period: Commencing from June 9, 2009, to June 8, 2010.

2	Interest Rate and Computation of Interest

2.1	Interest rate: The annul interest rate is 5.841%(√ □annually □monthly).

2.2	Computation of Interest

2.2.1	Normal interest = interest rate under this Contract X proceeds of the Loan X number of days of use. Number of days of use is calculated from the drawing date to the maturity date.

2.2.2
The penalty interest of the overdue loan and appropriated loan is calculated based on the amount and the actual number of days overdue or appropriated. If the currency of the loan is Renminbi (RMB), the overdue penalty interest rate is equal to the loan interest rate set forth in this Contract plus 50% of such loan’s interest rate, and the appropriated penalty interest rate is equal to the loan interest rate set forth in this Contract plus 100% of such loan interest rate. If the currency of the loan is a foreign currency, the aforesaid penalty interest rates are equal to the loan interest rate set forth in this Contract plus 20% of such loan interest rate.

2.3
The loan under this Contract uses the second (2nd) method mentioned below for payment of interest. On the maturity date, the interest shall be paid together with the principal. The date of payment of interest is the date of the settlement of interest:

1.	Interest settlement on the 20th day of the last month of each quarter; or

2.	Interest settlement on the 20th day of each month.

3	Granting and Repayment of Loan

3.1	Borrower shall start the related procedure three (3) business days prior to drawing the proceeds of the Loan in accordance with the following loan drawing schedule: (N/A)

Drawing Date	Drawing Amount

_9_ day __6_ month __2009 Year; _70,000,000_(amount in capitalization)

___ day ___ month ___ Year; _______________(amount in capitalization)

___ day ___ month ___ Year; _______________(amount in capitalization)

___ day ___ month ___ Year; _______________(amount in capitalization)

3.2	Unless all of the following conditions are satisfied, Lender has the right to refuse to grant the Loan:

1.
Borrower has already completed the statutory procedures including obtaining related permit, approval and registration from the government and such permit, approval and registration remain in full force and effect.

2.	The guarantee contract (if any) under this Contract has come into effect and remains in full force and effect.

3.	The financial condition of the Borrower does not have any substantial adverse changes; and

4.	Borrower is not in breach of this Contract.

3.3	The actual drawing date and drawing amount shall be in accordance with the promissory note.

3.4	Borrower shall not repay the Loan prior to the scheduled date without having a written consent from Lender.

4	Representation and Guarantee of the Borrower

4.1	Borrower is an independent entity and has the necessary contractual capacity to perform this Contract and will be liable for its non-performance of its obligations hereunder.

4.2	The execution and performance of this Contract is the true intention of the Borrower, and the Borrower has all necessary consents, approvals and authorizations to perform its obligations.

4.3
All the documents, reports, data and information provided by the Borrower to the Lender during the execution and performance of this Contract are true, accurate, complete and in full effect, and Borrower has not withheld any information which may affect the evaluation of its financial status and repayment ability.

5	Rights and Obligations of Lender

5.1
Lender has the right to be repaid the principal, receive interest (including compound, overdue and appropriated penalty interest) and the necessary expenses from the Borrower in accordance with this Contract. Lender has the right to exercise any other rights under the relevant laws and regulations or stipulated in this Contract.

5.2
Except as otherwise specified under this contract, Lender shall keep all the financial and operation data and information confidential unless compelled by requirements of applicable laws and regulations.

6	Rights and Obligations of Borrower

6.1	Borrower shall repay the Loan under this Contract and pay the interest hereunder in accordance with the date, amount, currency set forth in this Contract.

6.2	Borrower shall not use the proceeds of the Loan for any usage not stipulated in this Contract.

6.3	Borrower shall be liable for the expenses under this Contract, including but not limited to, expenses for notary service, authentication, evaluation and registration.

6.4
Borrower shall comply with the operation procedure and the general practice of the Lender and loan application, including but not limited to, facilitating Lender’s examination and supervision on Borrower’s operation status, and providing all the financial statements, or any other data and information requested by Lender, and shall guarantee that such documents, data and information are true, complete and accurate.

6.5
If any one of the following events occurs, Borrower shall notify the Lender within thirty (30) days and shall not commence such activities unless the Loan and interest under this Contract are repaid completely, or a repayment schedule and guarantee are approved and accepted by the Lender. These are as follows:

1.	Selling, donating, renting, lending, assigning, mortgaging, pledging or disposing of all or substantial part of its assets.

2.
Any substantial changes in organization or structure of the Borrower, including but not limited to, its operation, subcontracting, lease, affiliation, company restructuring, joint-stock, merger (consolidation), equity joint-venture (non-equity), spin-off, incorporation of subsidiary, asset assignment, reduction of registered capital, etc.

6.6	Borrower shall notify the Lender within seven (7) days of occurrence of any of the following events:

1.	Amendment of the Articles of Association, change of Borrower’s name, change of legal representative , change of domicile, change of address, and change in the scope of its business.

2.	Borrower or Guarantor’s (if any) intention to file for bankruptcy.

3.	Borrower’s involvement in any major litigation or arbitration, or any lien or encumbrance is imposed on its assets.

4.	Borrower’s guarantee to any other third party, which will have an adverse effect on its financial status and ability to perform its obligations under this Contract.

5.	Borrower enters into a contract which will have a material adverse effect on its operation and financial status.

6.	Borrower or Guarantor (if any) stops its operation, its business terminates or its business license is revoked.

7.	Borrower’s legal representative or senior management has committed a criminal offence.

8.	Borrower faces substantial hardship in managing its business or any other event which will have an adverse effect on the financial status or ability of the Borrower to repay the Loan.

6.7	Any changes to the form of collateral under this Contract that may have adverse effect on Lender’s right shall be made upon Lender’s consent.

7	Maturity Repayment of the Loan before the Maturity Date

7.1
In the event of the occurrence of any of the following events, Lender has the right to suspend the drawing of the proceeds of the Loan and require repayment of the principal of the Loan partially or completely before the maturity date and demand that the Borrower repay the principal of the Loan and pay the interest hereunder. These are as follows:

1.	Borrower’s representations and warranties in Section 4 are not true;

2.	Borrower is in breach of this Contract;

3.	The events set forth in Section 6.6 have occurred and Lender believes that such event will have a material adverse effect on its rights as a creditor; or

4.	Borrower has delayed its performance or is in breach of other contracts entered into between Borrower and Lender, and has not provided the Lender with any remedy upon notification by Lender.

8	Breach of Contract

8.1
In the event that Borrower fails to repay the principal or interest in full in a timely fashion, or to use the proceeds of the Loan as set forth in this Contract, Lender has the right to use the overdue penalty interest rate and appropriate penalty interest rate to calculate the interest.

8.2
In the event that Borrower fails to repay the principal or interest in full in a timely fashion, Borrower shall be liable for the Lender’s expenses in exercising its creditor’s rights, including litigation cost (arbitration fee), costs of preservation of asset, costs of publication, enforcement costs, legal fees, travel and other expenses.

8.3
In the event that Borrower avoids Lender’s supervision, fails to repay the principal or the interest of the Loan or avoids the repayment intentionally, Lender has the right to inform relevant government authority and to publish the payment notification in the news media.

9	Withdrawal Instruction

9.1
In the event that Borrower is overdue in payment in respect of principal, interest, penalty interest, compound interest or other expenses, Lender is authorized to withdraw the money from any other bank accounts of Borrower with Bank of Communication to setoff the said outstanding payment.

9.2
After the aforesaid withdrawal, Lender shall inform the Borrower of such account number, loan contract reference number, promissory note reference number, amount of withdrawal, and the outstanding Loan amount.

9.3
If the amount of withdrawal is not sufficient to setoff the aforesaid payment, the overdue expenses shall be settled first. If the principal and interest are overdue for less than ninety (90) days, the remaining balance shall be first used to settle the overdue interest, penalty interest and compound interest, then shall be used to settle the overdue principal. In the event that the overdue payment or interest is overdue for more than ninety (90) days, the remaining balance shall be used to settle the overdue principal, then shall be used to settle the overdue interest, penalty interest or compound interest.

9.4
If the currency of the aforesaid withdrawal amount is different from the currency of the Loan, the exchange rate determined by Bank of Communication on the date of withdrawal shall be used for the currency conversion calculation.

10	Dispute Resolution

10.1	Any dispute arising from or in connection with this Contract shall be resolved by the first method listed below:

1.	File a lawsuit to the competent court in the place where Lender is located; or

2.
Submit the disputes to _____________________ arbitration committee for arbitration in accordance with the currently effective arbitration rules of such committee. The arbitral award is final and is legally binding upon both Parties.

11	Miscellaneous

11.1	This Contract comes into effect upon both Parties’ execution of this contract.

11.2	This Contract is executed in five (5) counterparts. Each of the Parties and Guarantor shall keep one counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first set forth below.

June 9, 2009	June 9, 2009

Borrower (seal):	Lender (seal):

Fuwei Films (Shandong) Co., Ltd.	Bank of Communication

Legal Representative or Authorized Person	Responsible Person or Authorized Person

Xiaoan He	Lei Wang

(signature or seal)	(signature or seal)